Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-114939, 333-101596, 333-84000, 333-81681 and 333-163218 on Form S-8 and Registration Statement No. 333-161055 on Form S-3 of Oshkosh Corporation and subsidiaries (the “Company”) of our report dated November 18, 2009, February 22, 2010 as to the effects of the reclassification of the BAI business as a discontinued operation as described in Note 1 and Note 3 and the adoption of new accounting guidance on the presentation of noncontrolling interests as described in Note 2, relating to the consolidated financial statements and financial statement schedule of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard on accounting for uncertain tax positions), appearing in this Current Report on Form 8-K of the Company dated February 22, 2010.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

February 22, 2010